Exhibit 10.1

August 28, 2017

STRICTLY PRIVATE & CONFIDENTIAL

Mr. Jacky Lo,

Dear Jacky,

Congratulations!

With the approval of the Board, we are pleased to inform you that you are appointed, Chief Financial Officer (CFO), Yum China Holdings, Inc. (the Company), effective September 1, 2017. In your role as CFO, you will report to the CEO of the Company. The position is based in Shanghai, PRC.

In the event that you are assigned to a different role and/or level in the future, the Company has the discretion to make appropriate adjustments to the terms outlined in this letter, reflective of the total compensation and benefits associated with the role and/or level.

In connection with this appointment, your Compensation & Benefits will be administered at LT Level. As long as you remain as CFO (Named Executive Officer), any compensation action for you is subject to the approval of the Compensation Committee.

The following compensation outlined below will apply to you.

1.	Base Salary

Your base salary will be HKD 4,524,000 per annum payable in arrears of 12 equal monthly payments. You are responsible for China Individual Income Tax (IIT).

2.	YumChina Leader’s Bonus Program (YLB)

You are eligible to participate in our YLB scheme at a target bonus rate of 70% of your base salary.  The 2017 YLB provides for eligible participants the opportunity to earn annual bonus amount, subject to IIT, based on both individual and company performance. The actual bonus payout, subject to IIT withholding, will be determined by how the business does as a whole (against quantitative criteria) and your own performance against business objectives as agreed between you and the company.  As a formula for 2017, bonus payment = Target Bonus % X Individual Performance Rating X Team Factor.

Team factor is the Company’s performance factor approved by the Board.  Both individual performance rating and team factor can extend beyond 100%, given above expectation performance, up to a maximum of 150% and 200% respectively, which provide a combined maximum bonus earning potential at 300% of the target amount. The multiplier, maximum potential payout %, performance factors and computation method are subject to review and revision on annual basis by the Compensation Committee.

3.	Long Term Incentive - Stock Appreciation Right (SAR):

You are eligible to participate in the Company’s Long Term Incentive- Stock Appreciation Right (SAR) Program. SAR grants are awarded annually, based on your position level. Your 2018 LTI SAR grant is US$2,000,000 (face value). Grant size and value may change from year to year. Grants will normally have a vesting schedule of 25% per year. You are responsible for China IIT on the Long Term Incentive, except for grants awarded to you prior to this appointment. The grants awarded to you in 2016 and 2017 will continue to be subject to hypothetical Hong Kong individual income tax.

Based on the Stock Ownership Guidelines (SOG) approved by the Board, your ownership requirement or value of stock to be held is equivalent to three (3) times your annual base salary. You have five (5) years from July 1, 2018 to meet the SOG. Per the SOG schedule, you need to meet 25% in 2 years, 50% in 3 years, 75% in 4 years, and 100% by July 1, 2023.

4.	Benefits for Expatriates* (governed by the Company HR Policy)

a.	Transportation:

While you work in China, you will be provided with a car (with running expenses of up to RMB 42,000 covered in accordance to company policy).  Should you decide to hire a driver, this will be at your personal discretion and expense. You are responsible for China IIT on car running expenses reimbursed to you.

In lieu of the company car benefit, you may choose to receive a transportation allowance of RMB 120,000 per annum payable monthly (that is RMB 10,000 per month). This allowance is subject to China IIT.

b.	Housing:

While you work in China, you will be provided with adequate housing at no cost to you.  Per Policy, the housing budget for someone at your level and family size is RMB 69,000 per month.  In addition, the company shall reimburse electricity, water, and gas charges within a limit no higher than 5% of the annual rental budget per annum.  Only actual amount incurred will be borne by the company.  The above budget may be adjusted from time to time based on market value. Utilities expense reimbursed is subject to IIT.

c.	Vacation Leave and Home Passage Provision:

You are eligible for a total of 20 workdays of paid vacation leave per year, for the duration of your assignment in China. You will observe all local holidays.

The travel budget is based on two round trip air tickets per eligible family member (via the most direct air route, restricted business class) from your assignment location to your home base Hong Kong. You are responsible for China IIT, if applicable, on the reimbursed expenses.

No payment will be made in lieu of vacation travel not being performed.  All vacations and reimbursements will be administered in accordance with the Vacation Leave Policy. Budget for partial year will be on pro-rata basis.

d.	Children Education

You will be reimbursed for your children’s education in accordance to the terms stated in the Company HR Policy. For primary/secondary school, you will be reimbursed on the actual cost of tuition, books, laboratory fees, registration and transportation to and from school for eligible children.

e.	Tax Equalization

Effective from the date of this appointment, tax equalization will no longer apply to you (except for the LTI grants previously awarded to you). You will be responsible for China IIT and tax of other countries if applicable.

*Expatriate provisions as housing, car running expenses, home passage, children international school tuition will be scaled down by a third a year, from year 6 to year 8.(from the date you joined the Company, i.e. Aug 11, 2016).

5.	Provident Fund

You are eligible to participate in the Bai Sheng Restaurant (Hong Kong) Ltd. Provident Fund Plan registered in Hong Kong in accordance with the approved Plan Document. Company’s contribution ranges from 5% to 10% depending on years of service. Employee’s contribution is on voluntary basis. In the event that the participation of China Social Insurance becomes mandatory for foreigners, the provident fund plan benefit will be replaced by such statutory provision. You are responsible for China IIT on the Company’s contribution.

6.	Medical, Dental & Life Insurance Plan

You will be covered under the Company’s Senior Executives group worldwide medical, dental and life insurance plan.

7.	Code of Conduct

As an employee of the Company, you are expected that you will obey the laws and regulations and respect the lawful customs of the People’s Republic of China and any other countries which you may visit in the areas of business duties.  Naturally, we would expect that you would not engage in any employment or business activity which conflicts with the business interest of the Company.

8.	Reassignment

You are subject to reassignment to any of the Company’s foreign or domestic locations, and any such reassignments will be subject to the future needs of the Company.

9.	Non-Disclosure and Non-Solicitation

In signing the Letter of Understanding, you agree that during the period of three (3) months following the termination of this agreement:

You shall not solicit or endeavor to entice away from the Company or its affiliates any other employee or person engaged (whether or not such a person would commit any breach of contract by reason leaving the service of the Company), or any customer of the Company

You agree at all times (notwithstanding the termination of this agreement) not to use for your own advantage, or to disclose to any third party any information concerning the business or affairs of the Company and its affiliates, comprising trade secrets and business matters or information which you know or ought reasonably to have known to be confidential。

10.	Termination

Termination notice will be in writing and in accordance with Company Policy. Current policy requires a three-month notice period or payment-in-lieu to be provided by either party in the event of the termination of this employment agreement.

All other terms and conditions of employment will be governed by established policies and procedures which are subject to change from time to time by the Company.

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be impaired or affected.

Kindly acknowledge your acceptance of the above appointment terms by signing and returning the duplicate of this letter.

Yours sincerely,

For and on behalf of Yum China Holdings, Inc.

/s/ Micky Pant
Micky Pant
CEO, Yum China

c.c. Christabel Lo, CPO Yum China

I, Jacky Lo, confirm that I have read, understood and agreed to the terms of the appointment outlined in this letter.

/s/ Jacky Lo	August 28, 2017
Jacky Lo	Date